Exhibit 99.1

Erasca Announces Pricing of Underwritten Offering of Common Stock

December 9, 2022

SAN DIEGO, December 9, 2022 (GLOBE NEWSWIRE) – Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today announced the pricing of an underwritten offering of 15,384,616 shares of its common stock at a price of $6.50 per share. All of the shares to be sold in the offering are to be sold by Erasca. The gross proceeds to Erasca from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $100 million. The offering is expected to close on December 13, 2022, subject to the satisfaction of customary closing conditions.

Erasca intends to use the net proceeds from this offering, together with its existing cash, cash equivalents and marketable securities, to fund the research and development of its product candidates and other development programs and for working capital and other general corporate purposes.

J.P. Morgan and Goldman Sachs & Co. LLC are acting as joint book-running managers for the offering.

The securities described above are being offered by Erasca pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed with the Securities and Exchange Commission (SEC) and was declared effective on August 18, 2022. A prospectus supplement and accompanying prospectus relating to this offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com, or from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com. Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Erasca

At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of cancer. We have assembled what we believe to be the deepest RAS/MAPK pathway-focused pipeline in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Forward Looking Statements

Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the satisfaction of customary closing conditions, the expected closing of the offering and the anticipated use of proceeds therefrom. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties inherent in our business described in our prior filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

Source: Erasca, Inc.